Exhibit 10.1

January 27, 2011

Robert Garvin, Esquire
1860 Carriage Hills Drive
Delafield, WI 53018-1245

Dear Bert:

I'm delighted that you will be coming to work with us at Wisconsin Energy. This letter will confirm our offer of employment with the specifics as follows:

Start Date: Between March 15 and April 15, 2011 - at your discretion, depending on your departure date from your current employer.

Position: Your title will be Senior Vice President - External Affairs of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC.

Base Salary: Your base salary will be established at an annual rate of $350,000, payable in accordance with the Company's regular payroll practices. Your base salary is subject to periodic review at the same time as the base salaries of other senior officers, and will be adjusted as the Compensation Committee of the Board of Directors deems appropriate.

Annual Incentive Opportunity: You will be eligible to participate in the Company's Short-Term Performance Plan (STPP), which provides an opportunity to earn an annual cash bonus. Your target award will be 60% of your annual base salary, and your maximum award will be 120% of your annual base salary, subject to adjustment as permitted under the STPP. Target and maximum awards for subsequent performance years shall be established by the Compensation Committee pursuant to the STPP.

For 2011, you will be eligible to earn a pro-rated STPP cash bonus annual incentive benefit, based on your actual employment start date and the number of full months during 2011 that you are employed with the Company, pursuant to the terms of the STPP.

The STPP also provides the opportunity to receive dividend equivalents in an amount equal to the number of performance units (performance units are discussed below), at the target 100% rate, that are held at each dividend declaration date, multiplied by the amount of cash dividends paid. These short-term dividend equivalents will vest at the end of each year if WEC achieves the performance target or targets for that year established by the Compensation Committee. Assuming an award of performance units by the Compensation Committee in January 2012, you will be eligible to participate in the dividend equivalent opportunity beginning in 2012.

Long-Term Incentive Awards: You will be eligible to receive equity-based incentives under comparable terms, and at such times, as such awards are made to other senior executives of the Company under the Omnibus Stock Incentive Plan and/or the Performance Unit Plan. In general, awards of nonqualified stock options, restricted stock and performance units are granted in January of each year and fully vest after three years, subject to early termination or accelerated vesting upon certain events. Your long-term incentive awards target level will be 92% of your annual base salary.

As an illustration, based on the Compensation Committee's current method of awarding equity based compensation, I anticipate that had you been employed in January, you would have received a non-qualified stock option covering 4,595 shares of Company stock, 544 restricted shares of Company stock, and 4,370 performance units. Any equity-based awards are subject to approval of, and terms established by, the Compensation Committee and the method of delivering the compensation may change from time to time.

In general, the number of performance units granted under the Performance Unit Plan that vest at the end of a three-year performance cycle is determined by the Company's total shareholder return measured against results for an established peer group. Currently, the maximum number of units that could vest is 175% of the initial award. Under the terms of the Performance Unit Plan, there also is the possibility that no units will vest.

You will be eligible for the long-term incentive awards anticipated to be granted in
January 2012.

Pension Benefits: You will participate in the Company's tax-qualified defined benefit pension plan - the Retirement Account Plan (RAP), subject to its terms and conditions. Under the RAP, the minimum annual benefit contribution is 5% of a participant's base salary and annual incentive compensation under the STPP (up to IRS prescribed limits). In addition, Participants are entitled to an annual interest credit equal to the greater of 4% or a market rate of return, according to the terms of the RAP.

As a tax-qualified plan, the RAP can recognize income only up to the IRS limits. The Company maintains a Supplemental Pension Plan (SPP) that recognizes compensation in excess of the IRS limits. You will be eligible for Supplemental Pension Benefit A under the SPP, subject to the terms and conditions of the SPP, which is designed to make you whole on any pension amounts you would have received had all of your base salary and annual incentive compensation been recognized under the RAP.

The Company will also provide you a special supplemental pension benefit. A notional supplemental pension benefit account credited with $50,000 will vest upon attainment of age 60 or completion of 10 years of service, whichever comes first. This notional account will be credited with interest annually at the same rate applied to balances in the qualified pension plan (the RAP). The timing and form of payment of this benefit will be pursuant to the terms of the SPP.

You also will be eligible to participate in the Company's 401(k) plan - the Employee Retirement Savings Plan (ERSP). The Company matches 100% of participant contributions up to 1% of eligible compensation. Thereafter, the Company matches 50% of participant contributions above 1% of compensation up to 7% of compensation, resulting in a 4% Company match on contributions of up to 7% of compensation.

Deferred Compensation: You will be eligible to participate in a deferred compensation plan, which allows deferral of a portion of base salary and annual incentive awards into a non-tax qualified account. Various investment alternatives are available. The Company will match amounts deferred consistent with the matching formula applied to the 401(k) accounts under the ERSP.

Vacation: Your vacation allowance will commence at four weeks per year, subject to increase at the Company's normal intervals. The maximum available benefit is six weeks.

Other: In addition to the benefits mentioned above, you will be eligible for an executive financial planning benefit, executive life insurance and executive annual physical benefit on a basis commensurate with other senior officers of the Company. You also will be eligible to participate in all other health and welfare benefits generally made available to Company employees, including medical and dental insurance.

Job Change Benefit: The Company will reimburse you for up to $182,500 of costs that you incur in connection with leaving your current employment plus an amount intended to make you whole for taxes that you incur on this reimbursement.

Nothing in this letter shall preclude the Company from amending or terminating any of the plans or programs applicable to senior executives of the Company.

Bert, I look forward to your joining us this spring. If you have any questions, please don't hesitate to call me at 414-221-4775. If this letter is acceptable, please sign both copies and return one copy to me.

Sincerely,

/s/ Gale E. Klappa

Gale E. Klappa
Chairman, President and Chief Executive Officer

Accepted:	/s/ Robert M. Garvin
Robert Garvin

Date:	1/31/11

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